EXHIBIT 10.01

MEMORANDUM

To:	Stephen F. Fisher

From:	David J. Field

Date:	March 9, 2004

Re:	Supplement to Employment Agreement

This memorandum (this “Memorandum”) will confirm our agreement to supplement the terms of your Employment Agreement, dated August 6, 2002 (the “Employment Agreement”), between Entercom Communications Corp. (the “Company”) and you, Stephen F. Fisher (“Employee”).

Intending to be legally bound hereby, the parties agree as follows:

1.                                       This Memorandum shall serve as notice by the parties, pursuant to Section 1 of the Employment Agreement, that the Employment Agreement shall terminate February 28, 2005 without an automatic renewal.

2.                                       If the Employment Agreement terminates by its terms on February 28, 2005, the parties agree that Employee’s employment with the Company shall continue for a period of 9 months (the “Consulting Period”).  During the Consulting Period, Employee’s duties shall be that of a part-time consultant to the Chief Executive Officer of the Company and not as the Chief Financial Officer or other officer of the Company.  The terms of such employment during the Consulting Period shall be as follows:

a.                                       Employee will be available to consult with and provide advice and assistance to the Chief Executive Officer on any matters relating to the Company’s business for up to twenty-five (25) hours per month.  Such duties may be performed by telephone or in the Company’s corporate office at such reasonable times as requested by the Chief Executive Officer.

b.                                      Company will pay Employee a salary at the rate of $1,000 per month.  Employee shall not be entitled to additional option grants, incentive compensation, car allowance or other bonus payments not already earned under the Employment Agreement on or before February 28, 2005.

c.                                       Employee’s then existing options will continue to vest during the Consulting Period in accordance with the terms of the Entercom 1998 Equity Compensation Plan and the particular option grants.  Employee will be paid (based on Employee’s then current salary rate) for any earned but unused vacation that Employee has accrued as of February 28, 2005.

d.                                      Employee will be eligible to participate in the Company’s 401(k) plan but as a part-time employee will not be eligible for medical or dental insurance or other benefits available to full-time employees.

e.                                       Employee will not be eligible for any severance payments and Employee agrees that the agreements and payments contained in this Memorandum are in lieu of and in full satisfaction of any severance payments that Employee may have been entitled to under the Employment Agreement.

f.                                         Unless there is a further written agreement, Employee’s employment with the Company pursuant to this Memorandum shall terminate after the expiration of the Consulting Period.

3.                                       The commencement of the post-termination Restrictive Covenants contained in Section 11 of the Employment Agreement shall begin with the expiration of the Employment Agreement on February 28, 2005.

4.                                       Except as specifically set forth in this Memorandum, the terms of this Memorandum are not intended to, and shall not, alter the terms of Employee’s employment with the Company prior to the expiration of the Employment Agreement on February 28, 2005.

* * * * * * * * * *

Please confirm your agreement to the foregoing by signing and returning a copy of this Memorandum.

ENTERCOM COMMUNICATIONS CORP.

		By:	/s/ David J. Field
David J. Field
President and Chief Executive Officer

ACCEPTED & AGREED TO:

By:	/s/ Stephen F. Fisher
Stephen F. Fisher

Date:	March 9, 2004